Testing the Waters Materials Related to Series #67ICEBOWL

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#67ICEBOWL

'67 ICE BOWL TICKET

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $10,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1967 ICE BOWL TICKET

Investment Overview

•Upon completion of the Series #67ICEBOWL Offering, Series #67ICEBOWL will purchase a 1967 Full Ticket from the Ice Bowl graded PSA 8 for Series #67ICEBOWL (The “Series 1967 Ice Bowl Ticket” or the “Underlying Asset” with respect to Series #67ICEBOWL, as applicable), the specifications of which are set forth below.

•The 1967 NFL Championship game was played on December 31, 1967, between the Green Bay Packers and the Dallas Cowboys at Lambeau Field, Wisconsin. The Packers won their third consecutive NFL title 21-17.

•The 1967 NFL Championship game has been nicknamed “The Ice Bowl” as the game was played at 13 degrees below zero.

•The Underlying Asset is a 1967 Full Ticket from the Ice Bowl graded PSA 8.

Asset Description

Overview & Authentication

•The Ice Bowl was attended by over 50,000 fans in Green Bay Wisconsin on New Year’s Eve, 1967.

•The Ice Bowl was played between the Packers (who had won the previous two NFL Championships) and the Cowboys.

•According to the Pro Football Hall of Fame: “From the start, Green Bay fans felt their team had a distinct advantage over the warm-weather Cowboys, After all, the Packers lived and practiced in the cold Wisconsin climate.”

•Packers quarterback Bart Starr opened scoring with two touchdown passes, bringing the Packers to a 14-0 lead in the 2nd quarter.

•After a recovered fumble for a touchdown by the Cowboys’ George Andrie and a 21-yard field goal by the Cowboys’ Danny Villanueva, the first half ended with the score 14-10 Packers.

•In the 4th quarter, the Cowboys’ Dan Reeves threw a 50-yard pass to take the lead.

•With 4:50 left in the game, the Packers were down 17-14. Having driven down the field all the way to the 1-yard line, Starr won the game with a quarterback sneak with 16 seconds left on the clock.

•Bart Starr was an Pro Football Hall of Fame quarterback who played 16 seasons with the Packers, winning 5 NFL championships, 2 Super Bowls (winning MVP honors in the first two Super Bowls ever played), and was named the league’s most valuable player in 1966. He retired prior to the 1972 season.

•Vince Lombardi was a Hall of Fame coach who began his head coaching career in 1959, winning NFL Coach of the Year in his rookie season. He is widely considered one of the greatest head coaches in the history of the game. He won 5 NFL Championships and 2 Super Bowls. He began his pro career in 1954 when at the age of 41 he became an offensive coach for the New York Giants. In September 1970, Lombardi died at the age of 57. He was inducted posthumously into the Pro Football Hall of Fame in July 1971. The Super Bowl Trophy was named after Lombardi (known as “The Lombardi Trophy”) shortly after his death.

•While the NFL officially formed in 1920, the first Super Bowl was played more than 40 years later. The Super Bowl was a result of the American Football League, which was founded in 1960 and would merge with the NFL in 1970, delivering their best team to play against the NFL’s. The Packers’ victory in The Ice Bowl sent them to Super Bowl II, where they would beat the Raiders in Super Bowl II.

•The Ice Bowl was the coldest game in NFL history by temperature at -13 degrees, with wind chills between 33 to 37 below zero.

•According to an account written for ESPN Classic: “Before the season, Lombardi had spent $80,000 on an electric heating system installed under Lambeau Field’s turf. But on this day, it would be rendered useless.”

•The Ice Bowl’s freezing temperatures led to several players being treated for frostbite. In addition, a fan in the stands died due to exposure to the cold.

•The Underlying Asset has been issued a grade of NM-MT 8 by Professional Sports Authenticators (PSA) with Certification No. 30801448.

Notable Features

•The Underlying Asset is a 1967 Full Ticket from the Ice Bowl graded PSA 8.

•The Underlying Asset is 1 of 2 1967 Full Ticket from the Ice Bowl examples graded PSA 8 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1967 Ice Bowl Ticket
Sport	Football
Professional League	NFL
Team	Green Bay Packers
Team	Dallas Cowboys
Date	December 31, 1967
Memorabilia Type	Full Ticket
Event	NFL Championship Game
Rarity	1 of 2 (PSA 8 Full Ticket)
Authentication	Professional Sports Authenticators (PSA)
Grade	8
Certification No.	30801448

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1967 Ice Bowl Ticket going forward.

#67ICEBOWL | $10K

COMPARABLE ASSET VALUE

ASSET VALUE
+99.3%

TRANSACTIONS
4

Division
Champion
LAMBEAU FIELD

#67ICEBOWL | *Visuals*

During the game, the wind chill dipped to between 33 and 37 degrees below zero.

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